UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2012

Vision-Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-20970	13-3430173
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Ramland Road South Orangeburg, NY	10962
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (845) 365-0600

__________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14[a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Information

Amendment to Agreement

On March 14, 2012, the Company and Mr. Ron Hadani entered into an agreement (the “Amendment”) pursuant to which Mr. Hadani and the Company (i) amended the Separation Agreement between Mr. Hadani and the Company dated November 9, 2009 and (ii) modified certain of the stock option agreements referenced therein between the Company and Mr. Hadani.

Pursuant to the Amendment, Mr. Hadani is permitted to exercise his 1,954,715 options to purchase shares of Company common stock referenced in the Amendment (“Shares”) on a net issuance basis. Mr. Hadani exercised this right, resulting in the issuance to him of 706,149 Shares, of which 400,000 Shares were then sold to private investors.

In the Amendment, Mr. Hadani agreed not to sell or try to sell on the public market, the balance of his Shares for twelve (12) months following execution of the Amendment. Subsequent to the Initial Lock-up, he agreed to sell no more than 75,000 Option Shares during any 90 day period, unless the price for the Common Stock on the trading market on which the Company common stock is then listed or quoted as reported by Bloomberg Financial L.P. or its successor trades above $3.00, in which event there shall not be any limitation on the number of shares that he can sell (so long as the Company Common Stock is traded above $3.00 per share as reported by Bloomberg Financial L.P or its successor). The Initial Lock-up and any subsequent lock-up period shall terminate and expire upon the occurrence of a Change of Control Event or Reorganization Event, as defined in the Company's 2007 Amended and Restated Stock Incentive Plan.

A copy of the Amendment is attached hereto as Exhibit 99.1, and made a part hereof.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

99.1 Amendment dated as of March 8, 2012 to Separation Agreement, between the Company and Mr. Ron Hadani dated as of November 9, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Vision-Sciences, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISION-SCIENCES, INC.

By:	/s/ Cynthia Ansari
	Name:	Cynthia Ansari
	Title:	Chief Executive Officer

Date:  March 14, 2012

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